                                                                    Exhibit 10.2

                          PHARMA SERVICES HOLDING, INC.
                        4709 CREEKSTONE DRIVE, SUITE 200
                          DURHAM, NORTH CAROLINA 27703


Date


Name
Site Code

Re:  Stock Option

Dear ___________________,

We are pleased to inform you that you have been granted an option ("Option") to purchase shares of common stock ("Shares") of Pharma Services Holding, Inc. (the "Company") pursuant to the Company's Stock Incentive Plan (the "Plan") and on the terms and conditions set forth below. On September 25, 2003, Quintiles Transnational Corp. ("Quintiles") became an indirect wholly-owned subsidiary of the Company.

1.       Number of Shares subject to Option. ________ Shares.

2.       Exercise Price per Share. $__________

3. Vesting. The Option will vest and become exercisable as to 20% of the total number of Shares subject to the Option on each anniversary of your hire date from _______ through ______, provided that the Option will become fully vested and exercisable upon a "Sale of the Company" (as provided in Section 9 of the Plan). However, in no event will any portion of the Option that is not vested and exercisable at the time of your termination of employment with the Company and its subsidiaries for any reason become vested and exercisable following such termination.

4. Termination of Option. The Option will terminate as provided in Section 5(b) of the Plan.

5. Restrictions on Shares. Any Shares that you acquire upon exercise of the Option will generally be nontransferable, and subject to such other restrictions as contained in Section 8 of the Plan.

6. Taxes. A separate information statement describing the tax considerations relating to your option grant will be provided to you.

7. Subject to Plan. The Option is being granted pursuant to the Plan, a copy of which is attached, and is subject to the terms of the Plan in all respects.

8. Long Term Incentive. This option that is granted to you, along with the Shares that you purchase pursuant to the accompanying letter, will serve as the only long-term incentive compensation that will be made available to you. Quintiles will of course continue to provide for annual cash bonus opportunities.

9. Acknowledgement. You acknowledge: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time;
         (ii) that each grant of an Option is a one-time benefit, which does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when Options shall be granted, the number of shares subject to each Option, the Option price, and the time or times when each Option shall be exercisable, will be at the sole discretion of the Committee; (iv) that your participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the Company's or your ability to terminate your employment relationship at any time with or without cause; (v) that your participation in the Plan is voluntary; (vi) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (vii) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (viii) that this award, along with the opportunity to purchase shares as set forth in the accompanying letter, is a comparable replacement for the long term incentives which were provided under the Quintiles Executive Compensation Plan as in effect prior to the Company's acquisition of Quintiles.

10. Employee Data Privacy. As a condition of the grant of Option, you consent to the collection, use and transfer of personal data as described in this paragraph 11. You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, shares of common stock or directorships held in the Company, details of all Options or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). You further understand that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plans. You understand that these recipients may be located in your country of residence or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding shares of common stock on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that you may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

11. Confidentiality. You agree not to disclose or discuss in any way the terms of this offer to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).


                                     * * * *


                                            Sincerely yours,







Agreed to and Accepted by:



----------------------------------------
Executive's Signature -  ___________________ Name
[Please return signed copy of this letter to ____________________, no later than ______________].











                                       3